Letterhead

PricewaterhouseCoopers LLP
One Post Office Square
Boston, MA  02109
Phone (617) 478-5000
Fax (617) 478-5900

July 13, 1998

Securities & Exchange Commission
455th Street N.W.
Washington, DC 20549

Dear Madam or Sir:

Enclosed please find the completed Form N-17F-2 for Boston Financial Tax Credit Plus, a Limited Partnership, as of January 31, 1998, as well as our report thereon, as required by Rule 17F-2 of the Investment Company Act.

Very truly yours,


/s/Barbara H. Kipp
Barbara H. Kipp
                                   .
BHK/sg
Enclosures

Letterhead

PricewaterhouseCoopers LLP
One Post Office Square
Boston, MA  02109
Phone (617) 478-5000
Fax (617) 478-5900

To the Partners of Boston Financial Tax Credit Fund Plus, a Limited Partnership

We have examined the investment account shown by the books and records of Boston Financial Tax Credit Fund Plus, a Limited Partnership ("the Fund"), for the period from the date of our last similar examination on October 31, 1997, to January 31, 1998. Our examination was made without prior notice to the Fund. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on January 31, 1998, shown by the books and records audited by us, were verified through confirmation with the custodian, Fleet National Bank.

Because the above procedures do not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the investment account referred to above. In connection with the procedure referred to above, no matters came to our attention that caused us to believe that the specified account should be adjusted. Had we performed additional procedures or had we audited the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of Boston Financial Tax Credit Fund Plus, a Limited Partnership, taken as a whole.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
July 13, 1998

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-17F-2                                                         OMB APPROVAL
                                                                OMB Number:         3235-0360
Certificate of Accounting of Securities and Similar             Expires:               June 30, 1997
Investments in the Custody of                                   Estimated average burden
Management Investment Companies                                 hours per response..............0.05
                                                                ------------------------------------

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


1.   Investment Company Act File Number:                        Date examination completed:

          811-NOT APPLICABLE - SEE ATTACHED EXPLANATION                    JANUARY 31, 1998


2.   State identification Number:

     AL             AK               AZ              AR                CA               CO
     CT             DE               DC              FL                GA               HI
     ID             IL               IN              IA                KS               KY
     LA             ME               MD              MA                MI               MN
     MS             MO               MT              NE                NV               NH
     NJ             NM               NY              NC                ND               OH
     OK             OR               PA              RI                SC               SD
     TN             TX               UT              VT                VA               WA
     WV             WI               WY              PUERTO RICO

     OTHER (specify):


3. Exact number of investment company as specified in registration statement:

     BOSTON FINANCIAL TAX CREDIT FUND PLUS, A LIMITED PARTNERSHIP

4. Address of principal executive office (number, street, city, state, zip code):

     101 ARCH STREET, 16 FLOOR, BOSTON, MA  02110

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit the Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                              SEC  2198 (8-95)

Attachment to form N-17f-2

Boston Financial Tax Credit Fund Plus, A Limited Partnership, is not an investment company. However, it is filing the form N-17f-2 and related materials pursuant to the instruction contained in the Securities and Exchange Commission's exemptive order (Release Number 18425) dated November 29, 1991.

Letterhead

PricewaterhouseCoopers LLP
One Post Office Square
Boston, MA  02109
Phone (617) 478-5000
Fax (617) 478-5900

July 13, 1998

Securities & Exchange Commission
455th Street N.W.
Washington, DC 20549

Dear Madam or Sir:

Enclosed please find the completed Form N-17F-2 for Boston Financial Tax Credit Plus, a Limited Partnership, as of March 31, 1998, as well as our report thereon, as required by Rule 17F-2 of the Investment Company Act.

Very truly yours,


/s/Barbara H. Kipp
Barbara H. Kipp
                            .
BHK/sg
Enclosures

Letterhead

PricewaterhouseCoopers LLP
One Post Office Square
Boston, MA  02109
Phone (617) 478-5000
Fax (617) 478-5900

To the Partners of Boston Financial Tax Credit Fund Plus, a Limited Partnership

We have examined the investment account shown by the books and records of Boston Financial Tax Credit Fund Plus, a Limited Partnership ("the Fund"), for the period from the date of the last similar examination on January 31, 1998, to March 31, 1998. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on October 31, 1997, shown by the books and records audited by us, were verified through confirmation with the custodian, Fleet National Bank.

Because the above procedures do not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the investment account referred to above. In connection with the procedure referred to above, no matters came to our attention that caused us to believe that the specified account should be adjusted. Had we performed additional procedures or had we audited the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of Boston Financial Tax Credit Fund Plus, a Limited Partnership, taken as a whole.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
July 13, 1998

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-17F-2                                                         OMB APPROVAL
                                                                OMB Number:         3235-0360
Certificate of Accounting of Securities and Similar             Expires:               June 30, 1997
Investments in the Custody of                                   Estimated average burden
Management Investment Companies                                 hours per response..............0.05
                                                                ------------------------------------

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


1.   Investment Company Act File Number:                         Date examination completed:

          811-NOT APPLICABLE - SEE ATTACHED EXPLANATION                    March 31, 1998


2.   State identification Number:

     AL             AK               AZ              AR                CA               CO
     CT             DE               DC              FL                GA               HI
     ID             IL               IN              IA                KS               KY
     LA             ME               MD              MA                MI               MN
     MS             MO               MT              NE                NV               NH
     NJ             NM               NY              NC                ND               OH
     OK             OR               PA              RI                SC               SD
     TN             TX               UT              VT                VA               WA
     WV             WI               WY              PUERTO RICO

     OTHER (specify):


3. Exact number of investment company as specified in registration statement:

     BOSTON FINANCIAL TAX CREDIT FUND PLUS, A LIMITED PARTNERSHIP

4. Address of principal executive office (number, street, city, state, zip code):

     101 ARCH STREET, 16 FLOOR, BOSTON, MA  02110

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit the Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                             SEC  2198 (8-95)

Attachment to form N-17f-2

Boston Financial Tax Credit Fund Plus, A Limited Partnership, is not an investment company. However, it is filing the form N-17f-2 and related materials pursuant to the instruction contained in the Securities and Exchange Commission's exemptive order (Release Number 18425) dated November 29, 1991.

Letterhead

PricewaterhouseCoopers LLP
One Post Officer Square
Boston, MA  02109
Phone (617) 478-5000
Fax (617) 478-5900

July 13, 1998

Securities & Exchange Commission
455th Street N.W.
Washington, DC 20549

Dear Madam or Sir:

Enclosed please find the completed Form N-17F-2 for Boston Financial Tax Credit Plus, a Limited Partnership, as of October 31, 1997, as well as our report thereon, as required by Rule 17F-2 of the Investment Company Act.

Very truly yours,


/s/Barbara H. Kipp
Barbara H. Kipp
                                      .
BHK/sg
Enclosures

Letterhead

PricewaterhouseCoopers LLP
One Post Office Square
Boston, MA  02109
Phone (617) 478-5000
Fax (617) 478-5900

To the Partners of Boston Financial Tax Credit Fund Plus, a Limited Partnership

We have examined the investment account shown by the books and records of Boston Financial Tax Credit Fund Plus, a Limited Partnership ("the Fund"), for the period from the date of our last similar examination on March 31, 1997, to October 31, 1997. Our examination was made without prior notice to the Fund. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on October 31, 1997, shown by the books and records audited by us, were verified through confirmation with the custodian, Fleet National Bank.

Because the above procedures do not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the investment account referred to above. In connection with the procedure referred to above, no matters came to our attention that caused us to believe that the specified account should be adjusted. Had we performed additional procedures or had we audited the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of Boston Financial Tax Credit Fund Plus, a Limited Partnership, taken as a whole.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
July 13, 1998

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-17F-2                                                         OMB APPROVAL
                                                                OMB Number:         3235-0360
Certificate of Accounting of Securities and Similar             Expires:               June 30, 1997
Investments in the Custody of                                   Estimated average burden
Management Investment Companies                                 hours per response..............0.05
                                                                ------------------------------------

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


1.   Investment Company Act File Number:                         Date examination completed:

          811-NOT APPLICABLE - SEE ATTACHED EXPLANATION                    October 31, 1997


2.   State identification Number:

     AL             AK               AZ              AR                CA               CO
     CT             DE               DC              FL                GA               HI
     ID             IL               IN              IA                KS               KY
     LA             ME               MD              MA                MI               MN
     MS             MO               MT              NE                NV               NH
     NJ             NM               NY              NC                ND               OH
     OK             OR               PA              RI                SC               SD
     TN             TX               UT              VT                VA               WA
     WV             WI               WY              PUERTO RICO

     OTHER (specify):


3. Exact number of investment company as specified in registration statement:

     BOSTON FINANCIAL TAX CREDIT FUND PLUS, A LIMITED PARTNERSHIP

4. Address of principal executive office (number, street, city, state, zip code):

     101 ARCH STREET, 16 FLOOR, BOSTON, MA  02110

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit the Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                              SEC  2198 (8-95)

Attachment to form N-17f-2

Boston Financial Tax Credit Fund Plus, A Limited Partnership, is not an investment company. However, it is filing the form N-17f-2 and related materials pursuant to the instruction contained in the Securities and Exchange Commission's exemptive order (Release Number 18425) dated November 29, 1991.